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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549



                                     FORM 8-K

                                  CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):      September 14, 1995

                         Commission File Number 1-9909


                              COMFED BANCORP, INC.
----------------------------------------------------                Exact name
of registrant as specified in its charter

               Delaware                                04-2985738
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  (State or other jurisdiction of                 (I.R.S. Employer
   incorporation or organization)                 Identification No.)

124 Mt. Auburn Street, Suite 200N, Cambridge, Massachusetts      02138
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  (Address of former executive office)                     (Zip Code)

       Registrant's telephone number, including area code:     N/A


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Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On November 14, 1995, ComFed Bancorp, Inc. (the "Company") paid $3,000 and assigned its rights to receive up to $76,000 in possible future reimbursements from American Casualty Company, in partial satisfaction of the Company's indemnification obligations, as follows:

1. The Company is a former savings and loan holding company which was formerly the parent company of ComFed Savings Bank and its subsidiaries (the "Bank"). On December 14, 1990, the Office of Thrift Supervision ("OTS") placed the Bank into conservatorship and appointed the Resolution Trust Corporation ("RTC") as conservator of the Bank. On February 1, 1991, the OTS appointed the RTC as receiver of the Bank. On September 13, 1991, the Bank ceased functioning as a financial institution. The RTC has sold most major components of the Bank to third parties. Since December 14, 1990, the Company has not had control or authority over the disposition of the Bank's remaining assets or the resolution of claims against the Bank.

2. The RTC and seven former directors or officers of the Bank entered into a Compromise, Settlement and Release Agreement dated September 14, 1995. Under the terms of this agreement, the former directors and officers denied any liability to the RTC but agreed to enter into a settlement to avoid the uncertainty, time and expense of litigation. The Company was not a party to this agreement.

3. The Company received a request for indemnification from Messrs. Gerald Schuster, David Tierney, Raymond Fontana, and the Estate of William McAlister, four former outside directors of the Bank, with respect to the aggregate amount of $200,000 paid by them in connection with the RTC settlement. The matter was referred to the Indemnification Committee of the Company's Board of Directors which convened on September 22, 1995.

4. The Indemnification Committee is comprised of Messrs. John Hartnett, Peter Maher, and Frederic Schwarz, all outside, disinterested directors who have joined the Board since April 1989. The Committee was advised both by corporate counsel and by special counsel to the Committee that, under the Company's by-laws and Delaware law, and in light of the factual circumstances presented to the Committee, the indemnification of the four former outside directors listed in paragraph 3 was mandatory.

5. On November 14, 1995, based on the decision of the Indemnification Committee and pursuant to a request on behalf of the four former directors of the Bank, the Company paid $3,000 to Gerald Schuster and also assigned to Mr. Schuster the Company's right to receive potential future reimbursements, if any, from American Casualty Company, the Company's director and officer liability insurance carrier. These potential reimbursements from the carrier are in connection with legal expenses advanced by the Company during a previous fiscal year on behalf of certain current and former directors and officers related to an action captioned "S.D. Wechsler, et al v. ComFed Bancorp, Inc., et al." This action, commenced on October 4, 1989, in the United States District Court for Massachusetts, is described more fully in the Company's Form 10-Q Quarterly Report for the quarter ended June 30, 1995. The maximum amount that might be eligible for whole or partial reimbursement by American Casualty Company is approximately $76,000.

6. The Company has made no other payments to the RTC or to Messrs. James Baldini, Raymond Miller, Frederick Maloof, or other former directors or officers of the Bank in connection with the RTC settlement.


     As a result of the foregoing, ComFed Bancorp, Inc. has exhausted all of its funds. Any future cash which might subsequently come into the hands of the Company is expected to be applied as follows: Any reimbursement from American Casualty will be paid in accordance with the assignment described in paragraph 5 above. Any other cash will be applied to satisfy other unpaid obligations of the Company. It is not anticipated that any cash or property will be available for distribution to shareholders.

     The Company remains subject to certain other actual or potential legal proceedings which are summarized in the Company's Form 10-Q for the quarter ended June 30, 1995, filed with the Securities and Exchange Commission.

     Item 7.  EXHIBITS

     The following exhibits are incorporated by reference:

     a.  Bylaws of ComFed Bancorp, Inc., as amended. (1)
     b.  Legal Proceedings.  (2)


(1) Incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1989.
(2) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.



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                              SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized and this report has been signed by the undersigned on behalf of the registrant and in the capacity indicated.
                              COMFED BANCORP, INC.


November 14, 1995            /s/Jack C. Zoeller

                              ____________________________________
                              Jack C. Zoeller, President and Chief
                              Executive  Officer